Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Dakota Gold Corp. of our report dated June 25, 2021, which includes an explanatory paragraph as to Dakota Territory Resource Corp.’s (the “Company”) ability to continue as a going concern, with respect to our audit of the financial statements of the Company as of and for the years ended March 31, 2021 and 2020, included herein. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, Texas

May 6, 2022